EXHIBIT 5 - OPINION OF COBB & EISENBERG LLC


                                                                  April 29, 1997

Poore Brothers, Inc.
2664 South Litchfield Road
Goodyear, Arizona 85338

         Re:      Registration Statement on Form S-8 of
                  Poore Brothers, Inc.
                  --------------------

Dear Sirs:

         We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Poore Brothers, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration under the Securities Act of shares of the Company's common stock, par value $.01 per share (the "Common Stock"). The following securities are being registered pursuant to the Registration Statement: (i) 1,500,000 shares of Common Stock (the "Plan Shares") reserved for issuance upon the exercise of stock options granted or available for future grant under the Poore Brothers, Inc. 1995 Stock Option Plan (the "Plan") and (ii) 820,000 shares of Common Stock reserved for issuance pursuant to stock options granted to certain affiliates of the Company pursuant to Non-Qualified Stock Option Agreements (the "Non-Plan Shares" and, together with the Plan Shares, the "Shares").

         In connection with this opinion, we have examined copies of (i) the Certificate of Incorporation, as amended to date, and the By-laws of the Company and (ii) certain resolutions of the Board of Directors of the Company including, without limitation, resolutions relating to (A) the Registration Statement and
(B) an amendment to the Plan which has been approved by the Board of Directors, subject to stockholder approval, pursuant to which the number of shares of Common Stock reserved for issuance under the Plan would be increased by 500,000, from 1,000,000 to 1,500,000 (the "Plan Amendment"). We have also examined originals, photostatic or certified copies of such records of the Company, certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below. In such examinations, we have assumed the completion of all requisite corporate actions and authorizations (including, without limitation, those relating to the approval by the Company's Board of Directors of the Plan Amendment) prior to the effectiveness of the Registration Statement, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all copies submitted to us as certified, conformed or photostatic copies, and the authenticity of all originals of such copies. We have also examined and relied upon representations, statements or certificates of public officials and officers and representatives of the Company and others.

         Based upon the foregoing, and subject to the approval of the Plan Amendment by the Company's stockholders, we are of the opinion that the Shares have been validly authorized for issuance and sale and will, when duly issued and sold as contemplated by the Registration Statement, be validly issued, fully-paid and non-assessable.

         The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of Delaware, and we express no opinion as to the effect of the laws of any other jurisdiction.

         We consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5 to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement.

                                        Very truly yours,


                                        /s/ Cobb & Eisenberg LLC